UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM 8-A
______________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
______________________

Citigroup Inc.
(Exact name of registrant as specified in its charter)
______________________

Delaware	52-1568099
(State of incorporation or organization)	(IRS Employer Identification No.)

388 Greenwich Street New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 6.300% Noncumulative Preferred Stock, Series S	New York Stock Exchange

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is to become effective pursuant to General Instruction A.(c), please check the following box. [X]

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d), please check the following box. [  ]

Securities Act registration statement file number to which this form relates: File No. 333-192302

Securities to be registered pursuant to Section 12(g) of the Act:  None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant's Securities to be Registered.

Citigroup Inc. (the “Registrant”) registers hereunder its depositary shares (the “Depositary Shares”) representing fractional interests in its 6.300% Noncumulative Preferred Stock, Series S (the “Preferred Stock”). For a description of the securities to be registered hereunder, reference is made to the information under the heading “Description of Preferred Stock” on pages 60 through 62 and “Description of Depositary Shares” on pages 62 through 65 of the Registrant’s prospectus dated November 13, 2013 (Registration No. 333-192302). In addition, a detailed description of the Preferred Stock and the Depositary Shares may be found under the heading “Description of the Preferred Stock” on pages S-7 through S-13 and “Description of the Depositary Shares” on pages S-22 through S-23 of the prospectus supplement dated January 26, 2016, which description, and the Registrant’s prospectus, is hereby incorporated herein by reference and made part of this registration statement in its entirety.

Item 2.	Exhibits.

3.1
Restated Certificate of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q filed on October 30, 2015 (File No. 1-9924).

3.2
Certificate of Designations of the 6.300% Noncumulative Preferred Stock, Series S of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 2, 2016.

3.3	By-Laws of the Registrant, as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 27, 2015 (File No. 1-9924).

4.1
Deposit Agreement, dated February 2, 2016, among the Registrant, Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally charted national association, jointly as Depositary, and all holders from time to time of Depositary Receipts, Depositary Shares and the related 6.300% Noncumulative Preferred Stock, Series S, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on February 2, 2016.

4.2	Form of Depositary Receipt for the Depositary Shares (included in Exhibit 4.1 hereto).

4.3	Form of certificate representing the 6.300% Noncumulative Preferred Stock, Series S (included in Exhibit 3.2 hereto).

4.4	Prospectus dated November 13, 2013, incorporated by reference to the Registrant’s Registration Statement on Form S-3 filed on November 13, 2013 (Registration No. 333-192302).

4.5	Prospectus Supplement dated January 26, 2016, incorporated by reference to the Registrant’s filing under Rule 424(b)(2) on January 27, 2016.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 5, 2016	CITIGROUP INC.

/s/ Le Roy Davis
Name: Le Roy Davis
Title: Assistant Treasurer